Exhibit 10.4

LANDLORD’S CONSENT TO SUBLEASE

This Agreement is made as of September 22, 2005, among (“Landlord”), Teutsch Partners, Conoco Phillips Company, a Delaware corporation (“Tenant”), and Zymogenetics, (“Subtenant”).

RECITALS:

A. Pursuant to a Lease dated as of September 19, 2003 (the “Lease”), between Landlord and Tenant, Tenant is leasing from Landlord certain premises (the “Premises”) situated on the 2nd floor of the building (the “Building”) currently known as the 1144 Eastlake Building, located at 1144 Eastlake Ave. East, Seattle WA.

B. Pursuant to a Sublease in the form attached to this Agreement as Exhibit A (the “Sublease”), Tenant has agreed to sublease to Subtenant a portion of the Premises, as more particularly described in the Sublease.

C. Pursuant to the terms of the Lease, Tenant must obtain the prior written consent of Landlord to any sublease of all or any portion of the Premises. Landlord is prepared to consent to the Sublease on the terms and conditions of this Agreement.

AGREEMENT:

Landlord hereby consents to the Sublease, subject to the following terms, covenants and agreements of the parties, and in consideration of such consent, Tenant and Subtenant agrees as follows:

1. Neither the Sublease nor this Agreement shall be construed to relieve Tenant of any liabilities or obligations whatsoever under the lease. Tenant shall continue to be fully and primarily liable for the full performance of all obligations of the tenant under the Lease.

2. Subtenant and Tenant acknowledge and agree the Sublease and all of Subtenant’s rights thereunder shall be subject and subordinated in all respects to the Lease. If the Lease terminates or is terminated prior to the expiration of the term of the Sublease, the Sublease also shall terminate; provided, however, at Landlord’s sole option, following a termination of the Lease, the Sublease shall remain in full force and effect, in which event Subtenant shall attorn to Landlord and recognize Landlord as Subtenant’s landlord under the Sublease, upon the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except Landlord shall not be bound by any provision of the Sublease which in any way increases Landlord’s duties, obligations or liabilities to Subtenant beyond those owed to tenant under the Lease. Subtenant shall execute and deliver at any time and from time to time upon the request of landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not in any event (i) be liable to Subtenant for any act, omission or breach of the Sublease by Tenant, (ii) be subject to any offsets or defenses which Subtenant might have against Tenant, (iii) be bound by any rent or additional rent which Subtenant might have paid in advance to Tenant, or (iv) be bound to honor any rights of Subtenant in and to any security or other deposits paid by Subtenant pursuant to the Lease except to the extent Tenant has turned over such security or other deposits to Landlord. If Tenant is in default under the terms of the Lease, Landlord shall have the right to take all actions available to Landlord under the Lease and by law, including but not limited to the right to commence an unlawful detainer action against Tenant and Subtenant.

3. Whenever the Lease gives Landlord a right of involvement, such as a right to approve, consent, cooperate or decide, Landlord shall have such right with respect to both Tenant and Subtenant. If Landlord and Tenant disagree over any decision requiring both of their consents or approvals, Landlord’s decision shall control. For example, the Lease requires Landlord’s prior consent to any alterations or additions to the Premises. If Subtenant desires to make alterations or additions to the Premises, it must obtain the prior consent of both Landlord and Tenant.

4. Tenant will pay Landlord’s attorneys’ fees in reviewing the Sublease and preparing this Agreement, not to exceed $1,500.00.

5. The indemnity and other agreements contained in the Sublease (or incorporated therein by reference) shall apply with equal force and effect between Subtenant and Landlord (with Subtenant indemnifying Landlord in accordance with the terms of the Sublease), and Landlord shall be named as an additional insured on any insurance maintained by Subtenant under the Sublease.

6. This Agreement shall not relieve Tenant of its obligation to obtain Landlord’s consent to (a) any further sublease of all or part of the Premises, or (b) any assignment of the Lease; nor shall the Sublease or this Agreement be construed as conferring upon Subtenant any right to further sublease the Premises or assign its rights under the Sublease in either case without Landlord’s consent.

7. A failure by Tenant or Subtenant to comply with any of the terms or conditions of this Agreement shall constitute a default under the Lease. If any party to this Agreement commences an action or other legal proceeding to enforce performance of any of the terms or provisions hereof or of the Lease, the prevailing party in such action or proceeding shall, in addition to such other relief as it may obtain, be entitled to recover from the other parties all of its costs incurred, including reasonable attorneys’ fees, in any such action or proceeding or any appeal from any order, award or judgment therein.

8. In addition to Landlord’s rights under this Agreement, the Lease, at law or in equity, if Tenant is in default under any of the terms or provisions of the Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease, and upon receipt of written notice from Landlord to do so, Subtenant shall thereafter pay Landlord any sums becoming due or payable under the Sublease. Tenant hereby consents to such direct payment and authorizes and directs Subtenant to comply with any notice given by Landlord to Subtenant pursuant to the proceeding sentence. Neither the service of such written notice nor the receipt and acceptance of such direct payments shall cause Landlord to be deemed to have assumed any of Tenant’s duties, obligations and/or liabilities to Subtenant under the Sublease, nor shall such event impose upon the Landlord the duty or obligation to accept an attornment by Subtenant following a termination of the Lease.

9. Any options to extend the Lease, rights of first refusal to lease additional space or right to expand the Premises may not be exercised by or for the benefit of Subtenant.

10. Subtenant and Tenant shall not amend or modify the Sublease without Landlord’s prior written consent.

11. This Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns, subject, however, to all restrictions on assignment and subletting contained in the Lease or in this Agreement. In the event of any litigation or other legal proceeding between the parties to enforce or interpret this Agreement, the unsuccessful party or parties shall pay to the prevailing party or parties, all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party or parties, whether such fees and expenses are incurred in trial court, on appeal, in bankruptcy court or in any other legal proceeding.

Dated as of the day and year first above written.

LANDLORD:

Teutsch Partners (1144 Eastlake, LLC)

By	/s/ John S. Teutsch
John S. Teutsch

TENANT:

Conoco Phillips Company
Delaware Corporation

By	/s/ Tim R. Thompson
Tim R. Thompson
[Print Name and Title]

SUBTENANT:

Zymogenetics

By	/s/ James A. Johnson
James A. Johnson, Sr. VP & CFO
[Print Name and Title]

SUBLEASE AGREEMENT

THIS AGREEMENT (hereinafter referred to as the “Sublease”) is made and entered into as of the          day of September 2005, between ConocoPhillips Company, a Delaware corporation, (hereinafter referred to as “Sublessor”) and ZymoGenetics, Inc., a Washington corporation, (hereinafter referred to as “Sublessee”).

W I T N E S S E T H:

WHEREAS, Sublessor desires to sublease its interest in a portion of the “Premises”, as defined in the Prime Lease (as such term is hereinafter defined), to Sublessee; and

WHEREAS, Sublessee desires to sublease the Sublease Premises from Sublessor upon the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by said parties, the parties hereto do hereby agree as follows:

1. Sublease Premises. Sublessor hereby leases to Sublessee and Sublessee hereby leases from Sublessor approximately 7,128 rentable square feet of space on the 2nd floor (currently identified as Suite 201) of 1144 Eastlake Building (the “Building”) which is located at 1144 Eastlake Avenue E, Seattle, Washington 98109, as shown on the floor plan, less the area shown hatched in black, attached hereto as Exhibit “A” and made a part hereof (the “Sublease Premises”) for a term of 37 months, commencing on the later of October 1, 2005 or the date Sublessor delivers the Sublease Premises to Sublessee (the “Commencement Date”)-and ending at 11:59 p.m. on October 31, 2008, regardless of the actual Commencement Date, (hereinafter sometimes referred to as the “Sublease Term”), unless sooner terminated as hereinafter provided, and subject to the contingencies specified in Article 14 hereof. Sublessee agrees that the Sublease Commencement Date shall be the later of October 1, 2005, or the date of actual delivery of the Sublease Premises to Sublessee. Sublessor and Sublessee further agree that if the Commencement Date is later than October 1, 2005, Sublessee’s payment of Monthly Rental and Additional Rent in the amounts applicable for the specific period of time on the actual Commencement Date as reflected in the rent schedule shown below in Article 2(a) and Article 2(c) shall be payable on or before the actual date of commencement. Upon the request of either party or Prime Lessor, Sublessor and Sublessee shall execute a Commencement Date Certificate in the form attached hereto as Exhibit “C.”

(b) Late or Early Delivery. In the event Sublessor is unable to deliver possession of the Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Sublessee shall not be liable for rent until such time as Sublessor offers to deliver possession of the Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor’s and Prime Lessor’s consents, takes possession prior to the commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof except for the payment of Monthly Rent and Additional Rent which shall be free from such prior date to the commencement of the term until October 1, 2005 which Monthly Rent and Additional Rent thereafter shall be as reflected in the rent schedule shown below in Article 2.

2. Rent; Security Deposit; Parking.

(a) Sublessee agrees to pay to Sublessor at the address Sublessor designates herein, or at such other place as Sublessor may designate in writing, without demand, counterclaim, deduction or setoff, in legal tender, base rental for the Sublease Term payable in monthly base rental installments (“Monthly Rental”) as follows:

Date/Term	Monthly Installment of Base Rent	Yearly Rental Rate Per Rentable Square Foot
10-01-05 to 11-30-05	$0.00	$0.00
12-01-05 to 10-31-06	$13,929.30	$23.45
11-01-06 to 10-31-07	$14,523.30	$24.45
11-01-07 to 10-31-08	$15,117.30	$25.45

Sublessee shall pay the Monthly Rental and any other sum due hereunder as rent, whether or not designated as rent, to ConocoPhillips Company, ATTN: Tax ID 91-1144498, 21064 Network Place, Chicago, IL 60673-1210. The reference “Tax ID 91-1144498” shall to be inserted on all rental checks. Sublessee shall pay the Monthly Rental in advance not later than the 1st day of every month during the Sublease Term. Notwithstanding the above, concurrently with its execution hereof, Sublessee has paid to Sublessor the first month’s rent due under this Sublease.

Notwithstanding the foregoing, if Sublessee receives a notice from the Prime Lessor that the Sublessor has defaulted on its monetary obligations under the Prime Lease, then from and after that date Sublessee receives such notice, regardless of any subsequent cure of such default, Sublessee shall have the right but not the obligation to deliver all subsequent Monthly Rental and Additional Rent accruing hereunder directly to the Prime Lessor for Sublessor’s account (or to continue to pay Sublessor directly).

(b) The Base Year for the Sublease shall be 2005.

(c) Sublessee shall pay monthly as “Additional Rent” the Sublessee’s Pro Rata Share of Expenses, Taxes and Insurance, as defined in Article 4.2 of the Prime Lease that exceeds the Base Year Operating Costs as defined therein. The Sublessee’s Pro Rata Share is estimated in Article 1.4 of the Prime Lease as 8.92% or as modified by the Prime Lessor. Any cap (currently at 5%) on such expenses stated in the Prime Lease’s paragraph 4.2 shall apply to this Sublease as well.

(d) Sublessor and Sublessee agree that there shall be no initial security deposit required. Sublessor reserves the right to demand, and Sublessee agrees to pay, a deposit of $20,000 should Sublessee default per the terms of Article 10 below, if such default is not cured within the applicable notice and cure period. Upon notice to Sublessee by Sublessor, the following language shall be added language to the Sublease:

“Sublessee shall pay to Sublessor $20,000.00 as security for Sublessee’s payment of Monthly Rental and performance of its other obligations under this Sublease and any renewals or extensions of this Sublease. If Sublessee defaults in its payment of Monthly Rental or performance of its other obligations under this Sublease, Sublessor may use all or part of the security deposit for the payment of Monthly Rental or any other amount in default, or for the payment of any other amount that Sublessor may spend or become obligated to spend by reason of Sublessee’s default, or for the payment to Sublessor of any other loss or damage that Sublessor may suffer by reason of Sublessee’s default. If Sublessor so uses any portion of the security deposit, Sublessee will restore the security deposit to its original amount within five (5) days after written demand from Sublessor. Sublessor will not be required to keep the security deposit separate for its own funds and Sublessee will not be entitled to interest on the security deposit. The security deposit will not be a limitation on Sublessor’s damages or other rights under this Sublease, or a payment of liquidated damages, or an advance payment of the Monthly Rental. Upon expiration of the Sublease Term or earlier termination of this Sublease the security deposit shall be returned to Sublessee within a reasonable amount of time after such termination, reduced by such amounts as may be required by Sublessor to remedy defaults on the part of Sublessee in the payment of Monthly Rental, to repair damage to the Sublease Premises and the Building caused by Sublessee, its agents, employees, invitees and licensees and to clean the Sublease Premises.”

(e) At no additional charge to Sublessee, Sublessee shall be entitled to the use, on a non-exclusive basis, fourteen (14) parking stalls in the Building and the non-exclusive use of three (3) additional parking stalls located either in the Building or in surface parking lots in the vicinity of the Building. Use of such parking stalls shall be upon such terms and conditions and subject to such reasonable rules and regulations as

Prime Lessor or Sublessor may publish from time to time and otherwise strictly in accordance with and subject to the terms and conditions of Article 30 of the Prime Lease (but without any requirement that Sublessee pay the amounts stated therein for such stalls) as such amounts are included in the Monthly Rental as stated in Article 2 above.

3. Subordinate to Prime Lease, Sublessor Covenants.

(a) That certain so-called Office Lease entered into as of the 19th day of September, 2003 by and between Sublessor, as tenant therein, and 1144 Eastlake LLC, as landlord therein (“Prime Lessor”), pursuant to which Sublessor leases and occupies approximately 7,128 rentable square feet of space on the 2nd floor of the Building (the “Premises”), is herein referred to as the “Prime Lease”. The Sublease Premises is comprised of the entire Premises. A copy of the Prime Lease, including all amendments and exhibits thereto is attached hereto as Exhibit “B” and made a part hereof. Sublessee acknowledges that it is familiar with the terms of the Prime Lease. In the event of any termination of the Prime Lease, this Sublease shall automatically terminate and Sublessor shall have no further liability to Sublessee. Except as may be inconsistent with the terms hereof, and subject to Sublessor performing its covenants stated in Article 3(b) below, all the terms, covenants, restrictions and conditions in the Prime Lease contained as of the date of this Sublease, shall be applicable to this Sublease with the same force and effect as if the Sublessor were the “lessor” under the Prime Lease (except with respect to Prime Lessor’s obligations to provide services under the Prime Lease, as to which Section 6 hereof shall prevail) and Sublessee were the “lessee” thereunder; and in the case of any breach hereof by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to Prime Lessor against Sublessor as “lessee” under the Prime Lease. This Sublease is in all respects subject to and subordinate to the terms and conditions of the Prime Lease. Except as expressly contradicted by the terms of this Sublease, Sublessee agrees to be bound by all of the covenants, restrictions, terms and conditions of the Prime Lease in its use and occupancy of the Sublease Premises, and Sublessee covenants and agrees to perform all obligations of Sublessor arising under the Prime Lease during the term of this Sublease, and to refrain from violating or breaching any of the terms, covenants, restrictions and conditions of the Prime Lease.

(b) Sublessor hereby covenants and agrees for the Sublessee’s benefit as follows:

(i) To timely pay all Base Rent, Additional Rent and any other amounts due to Prime Lessor or otherwise under the Prime Lease;

(ii) Sublessor hereby waives irrevocably its Extension Rights under the Prime Lease at Article 1.5(c), covenants not to exercise such rights and agrees that the Prime Lessor may rely upon its statement in this subsection as a complete waiver;

(iii) Not to voluntarily cause, permit or consent to the termination or alternation of the Prime Lease, without first obtaining Sublessee’s consent which consent shall not be unreasonably withheld.

(iv) Sublessee shall and may peacefully have, hold and enjoy the Sublease Premises free from any person claiming a right thereto through Sublessor, subject to the terms of this Sublease and the Prime Lease, provided Sublessee pays the Monthly Rental and Additional Rent and fully performs all of its covenants and agreements;

(v) To deliver, as soon as practicable via facsimile, copies of all notices it receives from the Prime Lessor relating to the Sublease Premises, this Sublease or otherwise under the Prime Lease; and

(vi) Upon request by Sublessee, if reasonably determined necessary by Sublessee to establish privity of contract or other standing to compel Prime Lessor to perform, Sublessor will agree join as a co-plaintiff or co-petitioner with Sublessee in any action against Prime Lessor concerning a breach of Prime Lessor’s obligations under the Prime Lease; provided, however, that as a condition concurrent with Sublessor’s agreement to join in such action, Sublessee agrees (A) to reimburse Sublessor immediately upon demand as Additional Rent, all of Sublessor’s expenses, including attorney’s fees, in connection with such action; (B) that by virtue of making a request for joinder, Sublessee has agreed to indemnify, defend and hold Sublessor harmless, for any of Sublessor’s claims, losses, costs, expenses and/or damages arising from or relating to Sublessee’s actions under this Subsection 3(b)(vi), including, but not limited to attorney’s fees and costs.

4. Insurance. Sublessee shall maintain at all times during the term of this Sublease, at its sole expense, comprehensive general liability insurance against claims for bodily injury, personal injury, and property damage occurring on, in or about the Sublease Premises in the amount of $10,000,000 per occurrence and shall name Sublessor and Prime Lessor as additional insureds. Sublessee shall also maintain, at its sole expense, physical damage insurance, on all of its personal property, including removable trade fixtures, located in the Sublease Premises and on all additions and leasehold improvements in the Sublease Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any coinsurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage. All such insurance policies shall comply with all requirements of the Prime Lease, and shall be maintained with an insurance company licensed in the State of Washington with a Best’s rating of “A-VIII” or better in Best’s Insurance Guide. Sublessee shall deliver the certificate(s) of all such insurance prior to the commencement date of this Sublease and upon request, at any time thereafter. The insurance certificates shall provide that such insurance shall not be cancelled or materially adversely amended without at least thirty (30) days prior written notice to Sublessor and Prime Lessor. Sublessee agrees to have any and all physical damage coverage and all material damage insurance that will either include in the policy a right of Sublessee to waive subrogation without affecting the insureds’ rights to recover under the policy, or endorsed with the following subrogation clause: “This insurance shall not be invalidated should the insurer waive in writing prior to a loss any or all right of recovery against any party for loss occurring to the property described herein.” Sublessee hereby expressly waives all rights of recovery which it might otherwise have against Sublessor or Prime Lessor, for any loss or damage to personal property to the extent that such loss is covered, or would be covered by the insurance, required by this Article 4, if it were in effect. Sublessee shall further cause its insurers to waive any right of subrogation that they might otherwise have against Sublessor or Prime Lessor. Should premiums paid by the Sublessor or Prime Lessor increase due to Sublessee’s operations, the contents within the Sublease Premises or improvements made to the Sublease Premises, Sublessee shall promptly pay the increased amount of the premium upon request to Sublessor or Prime Lessor, respectively.

5. “As Is” Condition; Use; Alterations. Sublessee shall assume all of Sublessor’s obligations in Article 8 of the Prime Lease and shall take the Sublease Premises on an “as is” basis, subject to Sublessor delivering the Sublease Premises with the equipment listed on attached Exhibit “DD” (the “Sublease Premises FF&E”). As used herein “as is” means the condition the Sublease Premises and the Sublease Premises FF&E are in as of the execution date of this Sublease, subject to ordinary wear and tear. Sublessee’s taking possession of any portion of the Sublease Premises with such Sublease Premises FF&E shall be conclusive evidence against Sublessee that such portion of the Sublease Premises was in a good order and satisfactory condition when Sublessee took possession. No promise of Sublessor to alter, remodel, repair or improve the Sublease Premises and no representation respecting the condition of the Sublease Premises or the Building or any portion thereof have been made by Sublessor to Sublessee except as otherwise provided above in this Article 5. SUBLESSOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND SUBLESSEE HEREBY WAIVES, ALL WARRANTIES OF ANY KIND OR TYPE WHATSOEVER WITH RESPECT TO THE SUBLEASED PREMISES, THE SUBLEASE PREMISES FF&E, THE BUILDING, OR ANY IMPROVEMENTS LOCATED THEREON, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BY WAY OF DESCRIPTION BUT NOT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR SAFETY. SUBLESSEE EXPRESSLY

AGREES THAT NEITHER SUBLESSOR, NOR ANYONE ACTING FOR OR ON BEHALF OF THE SUBLESSOR, HAS MADE ANY REPRESENTATION, WARRANTY, STATEMENT OR PROMISE, EXPRESS OR IMPLIED, TO SUBLESSEE CONCERNING THE QUALITY, VALUE, PHYSICAL ASPECTS OR CONDITIONS OF THE SUBLEASED PREMISES, THE SUBLEASE PREMISES FF&E, THE BUILDING OR ANY IMPROVEMENTS LOCATED THEREON, OR ANY OTHER MATTER WITH RESPECT THERETO, AND THAT SUBLESSEE HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT OR PROMISE. SUBLESSEE AGREES THAT IT HAS MADE A PERSONAL INSPECTION OF THE SUBLEASED PREMISES, THE SUBLEASE PREMISES FF&E, THE BUILDING, AND ANY BUILDINGS AND OTHER IMPROVEMENTS LOCATED THEREON AND IS IN ALL RESPECTS SATISFIED WITH THE CONDITION AND FITNESS THEREOF AND ACCEPTS THE SAME “AS IS”, “WHERE IS” AND WITH ALL FAULTS, IN ITS PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES ACKNOWLEDGE AND AGREE THAT DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. SUBLESSOR DOES NOT WARRANT EITHER EXPRESSLY OR IMPLIEDLY THE CONDITION OR FITNESS OF THE PROPERTY SUBLEASED HEREUNDER, ANY SUCH WARRANTY BEING HEREBY EXPRESSLY NEGATIVED. The Sublease Premises shall be used and occupied by Sublessee solely for the purpose of general office uses and for no other purpose. Sublessee covenants and agrees that it will, at its expense, comply with all laws, ordinances, orders, directions, requirements, rules and regulations of all governmental authorities (including federal, state, county and municipal authorities), now in force or which may hereafter be in force, which shall impose any duty upon Prime Lessor, Sublessor or Sublessee with respect to the use, occupancy or alteration of the Sublease Premises and of all insurance bodies applicable to the Sublease Premises and to the Sublessee’s use or occupancy thereof. Sublessee shall not use or permit the use of the Sublease Premises in any manner that will tend to create waste or a nuisance or to disturb other tenants of the Building or that will violate any of the terms or provisions of the Prime Lease.

Any alterations, additions or improvements desired by Sublessee shall be at Sublessee’s sole cost and expense and must be first approved in writing by Sublessor and Prime Lessor, with the requirements for approvals, the standards and timetables therefore as set forth and pursuant to the provisions stated in the Prime Lease at Article 9.3 therein, but including both Sublessor and Prime Lessor as approving parties, when applicable. Any such additions, alterations or modifications shall be carried out by Sublessee, at its own expense, in accordance with the provisions of the Prime Lease. Sublessee shall indemnify and hold harmless Sublessor and Prime Lessor from any and all costs, expenses, claims or liabilities, incurred in connection with the installation by Sublessee of any additions, alterations or modifications to or of the Sublease Premises, except to the extent done at the direction of the Sublessor or Prime Lessor.

6. Services. Notwithstanding anything to the contrary contained herein, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled to as “lessee” under the Prime Lease and that for all such services and rights Sublessee will look to Prime Lessor under the Prime Lease. Except as expressly setforth in Article 3(b) above, nothing contained in this Sublease shall in any way obligate Sublessor to perform any act required to be performed by the Prime Lessor under the Prime Lease, nor shall Sublessor incur any liability of Sublessee by virtue of the Prime Lessor’s failure to perform any act required of it or Prime Lessor’s failure to give any consent under the Prime Lease. Sublessor agrees to use reasonable efforts to cause Prime Lessor to provide the services required of Prime Lessor under the Prime Lease.

7. No Acts. Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited or any claims to accrue to the benefit of Prime Lessor by reasons of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease, or any rights to damages accruing to or for the benefit of Prime Lessor under the Prime Lease, and Sublessee shall indemnify and hold Sublessor harmless from and against all loss, cost, damage or expense, including, but not limited to, attorneys’ fees and court costs, incurred by Sublessor by reason of any default on the part of Sublessee by reason of which the Prime Lease may be terminated or forfeited, or any claim shall accrue to the benefit of or for Sublessor under the Prime Lease. Sublessee agrees to indemnify, defend, protect and hold Sublessor harmless from and against any and all claims, demands, actions, suits, judgments, decrees, orders, liabilities, or expenses including reasonable attorneys’ fees and disbursements arising out of or on account of any damage or injuries, including wrongful death sustained or claimed to have been sustained to any person or property in or upon the Sublease Premises by any person whatsoever unless the same shall result directly and exclusively from the gross negligence or intentional misconduct of Sublessor. Sublessor shall not be liable for damage to person or property sustained by Sublessee or any other person, however such damage may have been caused, except to the extent resulting from the Sublessor’s gross negligence or intentional misconduct.

8. Surrender. Upon the termination or expiration of this Sublease at any time and for any reason, Sublessee will immediately quit and peacefully surrender possession of the Sublease Premises and Sublessee agrees to return the Sublease Premises in the same condition as they existed at the date of Sublessee’s occupancy, except for ordinary wear and tear and except for alterations and improvements approved by Sublessor and Prime Lessor, and Sublessee shall remove all of its personal property therefrom. If Sublessee remains in possession of the Sublease Premises after the end of the term of this Sublease with the prior consent of Sublessor, and the Prime Lease is still in effect, then Sublessee will occupy the Sublease Premises as a tenant from month to month, subject to all conditions, provisions and obligations of this Sublease in effect on the last day of the term. If Sublessee remains in possession of the Sublease Premises after the end of the term of this Sublease without the consent of Sublessor, and the Prime Lease is still in effect, then Sublessee shall indemnify Sublessor against all claims, losses, costs, expenses, and damages arising therefrom.

9. No Assignment. Except as otherwise expressly provided herein, Sublessee shall not assign this Sublease or any interest hereunder or further sublet all or any part of the Sublease Premises, or permit the use of the Sublease Premises by any party other than Sublessee and the employees of Sublessee, without the prior written consent of Sublessor and Prime Lessor in each instance, which will not be unreasonably withheld, conditioned or delayed, all in accordance with the terms and conditions of Article 12 of the Prime Lease. Sublessee shall not permit Sublessee’s interest in this Sublease to be vested in any third party by operation of law or otherwise. In the event such consent is obtained, any rents or other consideration received under any such proposed sublease which exceed the rent as defined in this Sublease or any consideration for an assignment shall be paid to Sublessor as and when received by Sublessee. For purposes of this Article 9, an assignment of this Sublease shall be deemed to occur upon any change in the ownership of Sublessee as described in Article 12 of the Prime Lease, provided however that Sublessee shall be permitted to transfer this Sublease or its interest in the Sublease Premises without obtaining Sublessor or Prime Lessor’s consent for those transfers described in the Prime Lease’s Article 12.4.

10. Default. The following events shall be deemed to be events of default by Sublessee under this Sublease:

(a) Sublessee shall fail to pay any installment of rent hereby reserved as and when the same shall become due if the failure continues for three (3) business days after written notice to Sublessee (“Monetary Default). Sublessor may, at its sole option, invoke the provisions of Article 2(d) above regardless or whether or not a Monetary Default is cured;

(b) Sublessee shall fail (other than a Monetary Default) to comply with any term, provision or covenant of the Prime Lease or this Sublease and shall not cure such failure within thirty (30) days after written notice thereof to Sublessee. However, if Sublessee’s failure to comply cannot reasonably be cured within thirty (30) days, Sublessee shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Sublessee commences to cure the failure within thirty (30) days, and (2) Sublessee diligently pursues a course of action that will cure the failure and bring

Sublessee back into compliance with the Prime Lease and the Sublease. However, if Sublessee’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Sublessee;

(c) Sublessee shall become insolvent, or shall make a transfer in order to defraud creditors or shall make an assignment for the benefit of creditors or admits in writing its inability to pay its debts when due;

(d) Sublessee shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; or Sublessee shall be adjudged bankrupt or insolvent in proceedings filed against Sublessee thereunder;

(e) A receiver or trustee shall be appointed for all or substantially all of the assets of Sublessee not removed or dismissed within sixty (60) days;

(f) Sublessee shall otherwise cause Sublessor to be in default under the Prime Lease.

(g) Sublessee shall abandon the entire Sublease Premises.

Upon the occurrence of any such events of default, which is not cured within the applicable notice and cure periods stated above, Sublessor shall have all the Landlord rights set forth in Article 20 of the Prime Lease and Sublessee shall be deemed “Tenant” for all purposes therein and herein.

10A. Sublessor Default.

(a) If Sublessor breaches any covenant or agreement of this Sublease, then and in such event Sublessee shall have the remedies set forth in Article 21 of the Prime Lease as if Sublessee was the Tenant and Sublessor was the Landlord as those terms are used therein. The limitation of liability for Landlord contained in Article 21 of the Prime Lease shall not apply to this Sublease.

(b) To its knowledge, Sublessor represents and warrants to Sublessee that (i) neither Sublessor or Landlord is in breach of or in default under the Prime Lease and no event has occurred that, with notice and/or lapse of time, would constitute a breach or default by Sublessor or Prime Lessor under the Prime Lease, and (ii) a true, correct, and complete copy of the Prime Lease as in effect on the Effective Date is attached hereto as Exhibit “B”.

11. Force Majeure. Sublessor and Sublessee shall not be liable for delay caused by strikes, riots, acts of God, national emergencies, acts of public enemy, civil insurrection, difficulty in obtaining materials or any other causes beyond Sublessor’s or Sublessee’s control (except insufficiency of funds) in performing any of the covenants required hereunder to be performed by Sublessor and Sublessee, except the payment of rent and other sums to be paid by Sublessee hereunder.

12. Default Rate. Sublessor and Sublessee further agree that in the event Sublessee at any time during the Sublease Term is in default in the payment of rent, Sublessor shall have the right to charge interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower (the “Default Rate”), commencing on the sixth (6th) day after rent is due and continuing until rental payments are current. Sublessee hereby agrees to pay said interest upon notification by Sublessor.

13. Indemnity. Sublessee agrees that, to the extent not expressly prohibited by law, Sublessor and Prime Lessor, and their respective officers, agent and employees, shall not be liable for nor shall rent abate as a result of, any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property, sustained by Sublessee or by other persons, due to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to any act or neglect of any tenant or occupant of the Building, or any other person. To the fullest extent permitted by law, Sublessee shall protect, indemnify and hold Sublessor and

Prime Lessor and their respective officers, agents, servants and employees harmless from and against any and all loss, costs, damages, claims, liabilities and expenses (including, without limitation, court costs and attorneys’ fees) of whatever nature arising from (i) injury to persons or damage to property on the Sublease Premises or in or about the Building arising out of or in connection with Sublessee’s use or occupancy of the Sublease Premises or Sublessee’s activities in the Building, or arising from any act or negligence of Sublessee, or its agents, contractors, servants, employees or invitees, or (ii) failure of Sublessee to perform its obligations under this Sublease, including those provisions of the Prime Lease incorporated herein by reference.

14. Consent of Prime Lessor. This Sublease and the obligations of both parties hereunder, are conditioned upon the written consent of Prime Lessor under the Prime Lease. This Sublease and any modifications or amendments thereof shall not take effect and be binding upon Sublessor until Sublessor obtains the written consent of Prime Lessor. Sublessor shall not be liable to Sublessee for any delay in delivering the Sublease Premises to Sublessee beyond the commencement date.

15. Notices. Any notice or demand which either party may or must give to the other hereunder shall be in writing and shall be deemed delivered when personally delivered or deposited in the United States mail, postage prepaid, certified with return receipt requested, addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other address as they have hereafter specified by written notice:

Sublessor:

ConocoPhillips Company

ATTN: Marilynn Jackson

Plaza Office Building, 830C

Bartlesville, OK 74004

Office: 918-661-0993

Fax: 918-662-2226

Email: marilynn.l.jackson@conocophillips.com

With a copy to:

ConocoPhillips Company

ATTN: Randy Booth

1232 Park Street, Suite 300

Paso Robles, CA 93446

Office: 805-226-2641

Fax: 805-239-4410

Email: randy.w.booth@conocophillips.com

Sublessee:

ZymoGenetics, Inc.

ATTN: Shinko Campos, VP Operations

1144 Eastlake Avenue E., Suite 201

Seattle, WA 98109

Office: 206-442-6620

Fax: 206-442-6608

Email: shc@zgi.com

16. Brokerage. Grubb & Ellis Company, 601 Union Street, Suite 1400, Seattle, WA 98101 (“Sublessor’s Agent”) has acted as agent for Sublessor in this transaction. The Staubach Company, 2025 First Avenue, Suite 1212, Seattle, WA 98121 (“Sublessee’s Agent”) has acted as agent for Sublessee in this transaction. Sublessor and Sublessee hereby covenant and agree to one another that no brokerage fees or commissions are due any other Brokerage with respect to or in conjunction with this Sublease. Sublessor and Sublessee hereby indemnify one another, and hold one another harmless, from and against all loss, cost, damage or expense, including but not limited to, attorneys’ fees and court costs incurred by a party hereto as a result of any claims for brokerage fees or commissions due which are made by, through or under the other party hereto except those due Sublessor’s Agent by Sublessor per a separate agreement and except those due Sublessee’s Agent by Sublessor of a fee equal to $1.00 per square foot per year based on the sublease term.

17. Service of Process. Sublessee hereby appoints, as its agent to receive service of all dispossessory or restraint proceedings and notices thereunder, and all notices required under this Sublease, the person in charge of the Sublease Premises at the time of occupying said Sublease Premises; and if no person is in charge of, or occupying the Sublease Premises, then such service or notice may be made by attaching the same on the main entrance of the Sublease Premises and mailing a copy thereof to Sublessee’s last known address or any other address which Sublessee may have requested that notices be mailed by written notice to Sublessor.

18. No Other Agreements. All prior understandings and agreements between the parties are merged within this Sublease which alone fully and completely sets forth the understanding of the parties hereto. This Sublease may not be changed or terminated in any manner other than by an agreement in writing, executed by the party against whom enforcement of the change or termination is sought.

19. Binding Effect. This Sublease shall inure to the benefit of and be a burden upon Prime Lessor, Sublessor and Sublessee and their respective transferees, successors and permitted assigns, subject, in the case of Sublessee, to the provisions of Section 9 hereof.

20. Governing Law. This Sublease shall be governed by and interpreted in accordance with the laws of the State of Washington and the parties hereby consent to the jurisdiction and venue of the King County Superior Court, in Seattle, Washington.

21. Miscellaneous.

(a) Rights Reserved by Sublessor.

(i) Sublessor may enter the Sublease Premises at reasonable times during normal business hours, on twenty-four (24) hours’ advance notice to Sublessee for the purpose of inspecting the Sublease Premises. Sublessor shall at all times be accompanied by Sublessee’s agents and shall not be permitted access to those areas containing confidential or trade secret information. Sublessee shall conduct such inspections so as to minimize the inconvenience or disturbance to Sublessee in its business. Prime Lessor’s entry to the Sublease Premises shall be governed by the Prime Lease.

(ii) If Sublessee breaches any covenant or condition of this Sublease and as a result of such breach Sublessor shall be in default under the terms of the Lease, Sublessor may, after the expiration of any applicable notice and cure period, and thereafter upon notice to Sublessee (except that no notice need be given in cases of emergency), to cure such breach at Sublessee’s expense. The cost of such cure shall be deemed Additional Rental payable hereunder on demand.

(b) Jointly Prepared Document. This Sublease is the result of prior negotiations, agreements and understandings of the parties hereto and is to be construed as the jointly prepared product of the parties hereto.

(c) Conflict. In the event of a conflict between the terms of this Sublease and the terms of Prime Lease as to and between the parties hereto, the terms of this Sublease shall control.

(d) Time. Time is of the essence of this Sublease.

(e) Severability. If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each remaining term or provision of this Sublease shall be valid and enforced to the fullest extent permitted by law.

(g) Captions. The captions used herein are for identification only and are not a part of this Sublease.

IN WITNESS WHEREOF, the Sublessor, Sublessee and Prime Lessor have duly fixed their names on the dates indicated below but effective as of the date first above written.

“SUBLESSOR”:

CONOCOPHILLIPS COMPANY

By:	/s/ Tim R. Thompson
Typed/Printed Name:	Tim R. Thompson
Title:	Attorney In Fact
Date:	9-27-05
Federal Tax ID Number:	73-0400345

“SUBLESSEE”:

ZYMOGENETICS, INC.

By:	/s/ James A. Johnson
Typed/Printed Name:	James A. Johnson
Title:	Sr VP & CFO
Federal Tax ID Number:	91-1144498
Date:	9.23.05

The undersigned, being the Prime Lessor under the Prime Lease, hereby consents to the foregoing Sublease and to the terms and provisions contained therein.

“PRIME LESSOR”

1144 EASTLAKE LLC a Washington limited partnership

By:	J&J Eastlake LLC
a Washington limited liability company, its Manager

By:	/s/ John S. Teutsch
Title:	Managing Member
Date:	9-29-05

SUBLESSEE’S ACKNOWLEDGMENT

STATE OF WASHINGTON	§
§
COUNTY OF KING	§

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that James A. Johnson, personally known to me to be the authorized agent of ZymoGenetics, Inc., a Washington corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public	/s/ Carol A. Alto
Printed Name	Carol A. Alto
Residing at	Seattle, WA
My Commission Expires	3.7.06

[Notary Seal]

SUBLESSOR’S ACKNOWLEDGMENT

STATE OF CALIFORNIA	§
§
COUNTY OF SAN LUIS OBISPO	§

On                      before me, Tracey R. Gutierrez, Notary Public, personally appeared Tim R. Thompson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

/s/ Tracey R. Gutierrez
Tracey R. Gutierrez

[Notary Seal]

PRIME LESSOR’S ACKNOWLEDGMENT

STATE OF WASHINGTON	§
§
COUNTY OF KING	§

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that John Teutsch, personally known to me to be the authorized agent of 1144 Eastlake LLC, a Washington limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 30th day of September, 2005.

Notary Public	/s/ Mai Huynh	[Notary Seal]
Printed Name	Mai Huynh
Residing at:	Covington, WA
My Commission Expires:	3-19-09

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”) is made and entered into as of the 19th day of September, 2003, (“Effective Date”) by and between, 1144 Eastlake LLC, a Washington limited liability company (“Landlord”), and Conoco Phillips Company, a Delaware corporation (“Tenant”).

1.	Basic Lease Information.

1.1	“Property” shall mean the building (“Building”) and associated real property located at 1144 Eastlake Avenue, Seattle, Washington and legally described on Exhibit A-Z “Building” is the structure located on the Property.

1.2	“Premises” shall mean the Rentable Area, as defined below, of the portion of the second (2nd) floor of the Building as depicted on the floor plan attached as Exhibit A-1 to this Lease. The “Rentable Area of the Premises” is approximately seven thousand one hundred twenty-eight (7,128) rentable square feet, and the Rentable Area of the Building is approximately seventy-nine thousand eight hundred sixty-eight (79,888) rentable square feet. “Rentable Area” shall have the same meaning as set forth in the 1996 “BOMA Standard Method for Measuring Floor Area in Office Buildings” (American National Standard ANSI/BOMA Z65.1-1996) (“BOMA Measurement”). Tenant hereby accepts the above Rentable Areas. Landlord may remeasure the Rentable Area of the Premises and/or Building Prior to the Commencement Date.

1.3	“Base Rent”: (“Month” refers to the applicable period through the full calendar month)

Period	Monthly Base Rent
Commencement Date through Month 12
Month 13 through Month 24
Month 25 through Month 36
Month 37 through Month 48
Month 49 through Month 60

1.4	“Tenant’s Pro Rata Share” is estimated to be eight and 92/100 percent (8.92%), but is subject to change if Landlord remeasures the Premises or Building as described in Section 1.2.

1.5	“Term”:

(a) The “Term” shall be a period of Sixty (60) calendar months, plus any partial month in which the Commencement Date occurs. The Term shall commence on the date (“Commencement Date”) that is the first to occur of the following events (i) seven (7) days following the date on which Landlord notifies Tenant that Landlord’s Work (defined in Exhibit C) is substantially complete, (ii) the date on which Tenant takes possession or commences beneficial occupancy of the Premises. or (iii) if substantial completion of Landlord’s Work is delayed due to Tenant’s failure to perform its obligations under this Lease, then seven (7) days following the date determined by Landlord as the date upon which Landlord’s Work would have been substantially completed, but for Tenant’s failure to perform. Unless terminated early in accordance with this Lease the Term shall end Sixty (60) calendar months after the Commencement Date (the “Termination Date”), provided however if the Lease commences on any day other than the first of the month the Lease shall terminate Sixty (60) calendar months after the last day of the month in which the Lease commenced. Landlord shall use commercially reasonable efforts to complete Landlord’s Work prior to November 1, 2003.

(b) Notwithstanding the foregoing, Tenant shall have a one time right to terminate this Lease as of the end of the thirty-sixth (36th) full calendar month of the Term by giving Landlord written notice at least six (6) months prior to such data; provided that Tenant shall pay Landlord, at least ten (10) days prior to the date of such early termination, an amount equal to the sum of (i) the unamortized tenant improvement expenditures (including without limitation permits, design, construction costs, etc.) made by Landlord to prepare the Premises for Tenant, (ii) the unamortized leasing commissions paid by Landlord with respect to this Lease, and (iii) an amount equal to twelve (12) months of Base Monthly Rent at the rates applicable to the twelve (12) months immediately following the date of early termination. As used herein, the “unamortized” portion of an expenditure means the amount remaining after amortization of the expenditure over the first thirty-six (36) months of the Lease Term, assuming that the entire expenditure was to be amortized over the sixty (60) month term in equal monthly installments with interest at ten percent (10%) per annum.

CONOCO PHILLIPS, 1144 EASTLAKE LEASE	PAGE 1
SEPTEMBER 12, 2003

(c) Tenant is granted the right (“Extension Right”) to extend the term of this Lease beyond the Termination Date of the initial Term for one period of sixty (60) months (the “Extended Term”). Tenant may not exercise its Extension Right if it is then in default beyond any applicable cure period or if it has ever been in default beyond any applicable cure period more than two (2) times in any twelve (12) month period. Tenant may exercise its Extension Right by delivering written notice thereof to Landlord not later than nine (9) months prior to the expiration of the initial term. In the Extended Term, all terms and conditions of this Lease shall apply except (i) there shall be no additional renewal terms; (ii) the Base Monthly Rent for the Extended Term shall be the then prevailing Fair Market Rent, provided that in no event shall the Base Monthly Rent for the Extended Term be less than the Base Monthly Rent for the last month of the initial term; (iii) parking rates during the Extended Term shall be at the than-prevailing rates for the Building; and (iv) the Base Year and Base Year Operating Expenses shall be reset to the calendar year in which falls the first day of the Extended Term.

Extension Rights shall apply to all of the Premises than under lease to Tenant. Tenant’s Extension Right is personal and may not be exercised by any assignee or sublessee other than an affiliate of Tenant or a successor by merger or consolidation.

The term “Fair Market Rent” for the purposes of this Lease shall mean the annual amount per rentable square foot that Landlord has accepted in current, new comparable transactions in the Building for comparable space, for a comparable period of time, with improvements comparable to those existing in the Premises on the date Tenant exercises its Extension Right (or with such restoration as Tenant would be required to make upon termination of the Lease, if such would increase the Fair Market Rent) from non-expansion, non-renewal and non-equity tenants, or if there are not a sufficient number of current comparable transactions in the Building, what a willing, comparable, new, non-expansion, non-renewal, non-equity tenant would pay, and a willing, comparable landlord of a comparable building would accept under the transaction as further defined above.

If Landlord and Tenant are not able to agree on the Fair Market Rent for the Extended Term within thirty (30) days after Tenant’s notice of election to renew, then such Fair Market Rent shall be determined as follows. Landlord and Tenant shall each select an appraiser with at least ten years experience in the Seattle commercial market. If the two appraisers are unable to agree within ten (10) days after their selection, they shall select a similarly qualified third appraiser (the “Neutral Appraiser”). Within twenty (20) days after selection of the Neutral Appraiser, the three appraisers shall simultaneously exchange determinations of Fair Market Rent. If the lowest appraisal is not less than ninety percent (90%) if the highest appraisal, then the three appraisals shall be averaged and the result shall be the Fair Market Rent. If the lowest appraisal is less than ninety percent (90%) of the highest appraisal, then the Fair Market Rent shall be deemed the rent set forth in the appraisal submitted an appraiser appointed by a party that is closest in dollar amount to the appraisal submitted by the Neutral Appraiser.

1.6	“Base Year”: calendar year 2004.

1.7	Security Deposit: None.

1.8	“Permitted Use”: General business office for energy company.

1.9	“Notice Addresses”: Notices shall be sent to the parties at the following addresses:

Tenant:

Prior to occupancy:

Conoco Phillips Company 1500 North Priest Drive Tempe, Arizona 85281 Attn: Ernie Vituccl Phone: (602) 728-7452 Fax: (602) 728-5313
With a copy to:

ConocoPhillips P.O. Box 7500 Bertlesville, OK 74005-7500 Attn: Bill Sealy Phone: (918) 661-0505 Fax: (918) 661-7772

Landlord:	1144 Eastlake LLC
c/o JSH Properties Attn: Diane Decker 14900 Interurban Ave. South, Suite 210 Seattle, WA 98168

CONOCO PHILLIPS, 1144 EASTLAKE LEASE	PAGE 2
SEPTEMBER 12, 2003

Rent (defined in Section 4.1) is payable to the order of Landlord at its notice address, or at such other address as Landlord may specify from time to time by written notice given in accordance with Section 27.

1.10	“Business Day(s)” are Monday through Friday (and Saturday mornings) of each week, exclusive of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Property is located.

1.11	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to Exhibit C.

1.12	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

1.13	“Normal Business Hours” for the Property are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 12:00 noon on Saturdays.

1.14	“Property” includes the Building and the parcel(s) of land on which it is located and other Improvements serving the Building, if any, and the parcel(s) of land on which they are located.

1.15	“Class A” building, or office building, as used in this Lease, shall mean first-class commercial office buildings of the type which are located in the South Lake Union area, and which are reasonably comparable in age and available amenities to the Building which is the subject of this Lease.

2.	Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord , together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as common corridors, elevator foyers, restrooms, vending areas, parking areas, sidewalks and lobby areas (the “Common Areas”).

3.	Possession; Acceptance of Condition of Premises.

3.1	Landlord shall use commercially reasonable efforts to furnish Tenant with the right to enter and access the Premises one (1) week prior to the Commencement Date, for purposes of installing furniture and cabling. If Tenant enters and accesses the Premises prior to the Commencement Date for the such purpose, such early entry and access shall be subject to all of the terms and conditions of this Lease, but Tenant will not be obligated to pay Base Rent or a Pro Rate Share of Expenses, Taxes or Insurance until the Commencement Date. Tenant and Landlord agree to cooperate with each other in making mutually acceptable arrangements for such early entry and access by Tenant and to cooperate with Landlord’s contractor during the period of any such early entry and access so as not to interfere with Landlord’s performance of Landlord’s Work. Landlord’s operations in the Building or the quiet enjoyment of other occupants of the Building.

3.2	Except as provided elsewhere in this Lease, and subject to Landlord’s promise to perform “Landlord’s Work” as described in Exhibit C, attached hereto and made a part hereof, Tenant accepts the Premises in its “as-is, where-is” condition.

3.3	The occurrence of the Commencement Date prior to the completion in full of all work required to be performed by Landlord as provided herein shall not relieve Landlord of its obligation thereafter to complete Landlord’s Work in a reasonable, timely and workmanlike manner.

4.	Rent.

4.1	Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction (except if expressly set forth in this Lease), the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive, of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (out excluding income taxes), if any, imposed upon or measured by Rent under applicable Law, Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Additional Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any Item or Installment of Rent within three (3) business days after such payment is due, Tenant shall pay Landlord an administration fee equal to five percent (5)% of the past due Rent. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rate Share of Expenses (defined in Section 4.3) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the total amount of Rent due or billed shall be considered a payment on account of the

CONOCO PHILLIPS, 1144 EASTLAKE LEASE	PAGE 3
SEPTEMBER 12, 2003

earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.2	Payment of Tenant’s Pro Rata Share of Expenses. Taxes and Insurance. Expenses, Taxes and insurance are collectively referred to in this Section 4.2 as “Operating Costs.” For each year following the Base Year (as defined in Section 1.6 above), Tenant shall pay Landlord as Additional Rent for Tenant’s Pro Rata Share of Operating Costs for a given calendar year to the extent the same exceed Tenant’s Pro Rata Share of Operating Costs for the Base Year (“Base Year Operating Costs”). Landlord shall annually provide Tenant with a good faith estimate of the amount by which Tenant’s Pro Rata Share of Operating Costs for each calendar year are expected to exceed the Base Year Operating Costs. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of the amount by which Tenant’s Pro Rata Share of Operating Costs are so estimated to exceed the Base Year Operating costs. If during any consecutive twelve (12) month period of the Term, Landlord determines that its good faith estimate was incorrect by a material amount. Landlord may provide Tenant with a revised estimate during such twelve (12) month period. After its receipt of the revised estimate, Tenant’s monthly payments of Tenant’s Pro Rata Share of Operating Costs shall be based upon the revised estimate. If Landlord does not provide Tenant with such estimate by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent.

Notwithstanding the foregoing, for purposes of calculating the amount payable by Tenant, under this Section 4.2, Expenses (with the exception of Uncontrollable Expenses (defined below)) shall not exceed for any calendar year during the Term of this Lease, other than the first calendar year, the amount of Expenses for the preceding calendar year plus five percent (5%) (compounded annually). Any increases in Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into all succeeding calendar years during the Term (subject to the foregoing limitation) until fully recouped by Landlord. The term “Uncontrollable Expenses” means expenses relating to the cost of utilities, insurance, and other uncontrollable expenses (such as, but not limited to, increases in the minimum wage which may affect the cost of service contracts).

By May 1 following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s Pro Rata Share of Operating Costs incurred in the preceding calendar year, and the difference (“Actual Owed Amount”) between such actual amount and the Base Year Operating Costs. If the Actual Owed Amount is less than the sum of estimated payments made by Tenant during the preceding calendar year, Landlord shall apply such overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the Actual Owed Amount is greater than the sum of estimated payments made by Tenant during the preceding calendar year. Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Operating Costs, any underpayment for the prior calendar year.

4.3	Expenses Defined. “Expenses” means all cost and expenses incurred by Landlord in connection with operating, maintaining, repairing, and managing the Building as a “Class A office building,” as defined herein, including, but not limited to (1) utilities, including, but not limited to utilities and lighting for areas occupied by tenants as well as Common Areas; (2) maintenance costs for performance of any Landlord’s maintenance and repair obligations hereunder for the Building located on the Property, Common Areas, Property, including, but not limited to parking facilities and landscaping, maintaining and repairing sewer main, ducts, conduits and similar items, fire protection systems, sprinkler and security alarm systems, elevators, storm and sanitary drainage systems and other utility and mechanical systems; materials and services for operation, maintenance or the security or protection of the Property including any janitorial services, pest control, HVAC service contracts, any other repair and maintenance by Landlord; (3) roof and other exterior maintenance; (4) the amortized cost (with a reasonable rate of Insurance) of capital improvements made to the Property which are for the purpose of reducing operating expense costs, or which are required to comply with any laws, rules or regulations of any governmental authority first enacted after the Commencement Date or a requirement of Landlord’s insurance carrier first enacted after the Commencement Date; (5) property management fees not exceeding market rate; (6) all sums expended in connection with any Common Areas for maintenance and repairs; (7) operation, maintenance and repair of any heating, ventilation and air conditioning system, including repair of any HVAC components or units as reasonably needed; (8) the cost of utilities

CONOCO PHILLIPS, 1144 EASTLAKE LEASE	PAGE 4
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consumed on the Property if paid for by Landlord; (9) the cost of any governmentally required license, permit, or inspection for or of the Property (other than those required in connection with Landlord’s Work); (10) replacement or supplemental directional and other signage other than the initial signage installed in the Building or on the Property by Landlord as part of Landlord’s Work; and (11) and any other costs and expenses of any other kind whatsoever which are generally considered expenses in accordance with generally accepted accounting principles and which are reasonably incurred by Landlord in connection with owning, operating or maintaining the Property and any expense designated by this Lease to be an Expense. Expenses shall be “net” only and for that purpose shall be deemed reduced by the amounts or any insurance reimbursement or other reimbursement received by Landlord in connection with such expenses. In the event the average occupancy level of the Building for any year is less than one hundred percent (100%), the actual Expenses for such year shall be proportionately adjusted to reflect those costs which Landlord estimates would have been incurred, had the Building been one hundred percent (100%) occupied during such year.

The following shall not be Expenses: (1) repairs or other work occasioned by insured casualty except for the deductible portion of any insured casualty loss; (2) marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, tenant improvement costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations, disputes and transactions with present or prospective tenants; (3) depreciation and amortization (except as set forth above); (4) interest on debt or principal payments to a Lender or rental under a ground lease; (5) costs of Landlord’s general overhead and general and administrative expense; provided this limitation shall not be construed to limit Landlord’s right to require Tenant to pay as an Expense the property management fee provided for above:- (6) specific costs incurred for the account of specific tenants only; (7) salaries of officers, executives and partners of Landlord, and salaries of Building employees to the extent allocated to properties other than the Property; (8) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments, or penalties incurred due to the Building not being in compliance with applicable law; (9) capital improvements, except as otherwise provided above; (10) the cost of tenant improvements; (11) costs relating to any parking garage in the Building (such as utilities, attendants, cashiers and janitorial services); (12) costs resulting from the correction of any construction or design defects in all or any portion of the Premises or Building in connection with any of Landlord’s Work; and (13) penalties due to any violation of Law by Landlord.

4.4	Taxes and Insurance Defined. “Taxes shall mean: (1) all real estate taxes and other assessments on the Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Premises’ share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises or the Property; and (3) all reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. “Insurance” shall mean the cost of premiums for any hazard insurance or liability insurance carried by Landlord, for the benefit of Landlord or at the expense of Landlord, on or in connection with the Property.

4.5	Intentionally Deleted.

5.	Compliance with Laws; Use.

5.1	The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other occupants of the Property or unreasonably interferes with the operation of the Premises or the Property. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within ten (10) days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any laws relating to the use, condition, configuration or occupancy of the Premises. Tenant shall comply with the rules and regulations of the Property attached as Exhibit B and such other reasonable

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rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall enforce the rules and regulations uniformly with respect to violations thereof of which it either has been notified or otherwise has actual knowledge, and shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

5.2	Tenant may have access to the Premises 24 hours per day, 365 days per year after Normal Business Hours with a reasonable number of door keys and/or access cards provided by Landlord for which Landlord may impose a reasonable charge approximately Landlord’s cost.

6.	Intentionally Deleted.

7.	Services and Utilities.

7.1	Landlord shall furnish Tenant with the following services: (1) hot and cold water service for use in the lavatories on each floor on which the Premises are located, and for drinking purposes (provided, that Landlord shall not be required to provide special filtration or otherwise provide treatment to the available tap water in order to make it more desirable to Tenant for drinking or cooking purposes); (2) heat, ventilation and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable Class A office buildings or as required by governmental authority. Tenant, upon such advance notice (which may be telephonic) as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours (Tenant shall pay Landlord’s reasonable charge for the additional service, which charge shall approximate Landlord’s actual expense in providing such additional service); (3) maintenance and repair of the Premises or Property as described in Section 9.2 and to fulfill its obligations in Section 4.3.; (4) elevator services; (5) reasonable quantities of electricity and other utilities to the Premises for general office use; (6) washing of interior and exterior surfaces of exterior windows with reasonable frequency; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Premises or the Property as a Class A office building.

7.2	Tenant’s failure to receive or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause (a “Service Failure”) shall not render Landlord liable to Tenant for damages, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Landlord shall use its commercially reasonable best efforts to correct the Service Failure as soon as possible.

8. Leasehold Improvements. All improvements to the Premises other than Tenant’s personal property and trade fixtures (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within thirty (30) days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense, the following (the “Required Removables”): (1) Cable (defined in Section 9.1) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Premises or the Property; and (2) any Leasehold Improvements and Alterations that are performed by or for the benefit of Tenant (including, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type). The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables, if Tenants fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within thirty (30) days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (as defined in this Lease), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables, and if Landlord does not respond within such ten (10) day period, such Alterations will not be considered Required Removables (and, in such event, Landlord shall not have the right under the second sentence of this Section 8 to later require Tenant to remove such Alterations).

9.	Repairs and Alterations.

9.1	Tenant’s Repair. Except as provided in Section 9.2, Tenant shall, at its sole cost and expense, keep the interior, non-structural portions of the Premises in good condition and repair. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering, if needed due to wear and tear; (2) interior partitions; (3) interior doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant and located in the Premises and that was not part of or included in Landlord’s Work; (6) supplemental air conditioning units, hot water healers, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed after the Commencement Date by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in

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accordance with the rules and procedures described in Section 9.3 below. If Tenant falls to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within (30) days after receipt of an invoice, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.

9.2	Landlord’s Maintenance and Repair, Landlord shall provide daily janitorial service to the Premises (exclusive of Saturdays, Sundays and holidays) including vacuuming, dusting, trash removal and such regular maintenance as is normally conducted in a comparable Class A office building in the geographical area of the Premises including but not limited to window cleaning, pest control and snow shoveling; provided that janitorial service shall not include shampooing the carpets, except for the Common Areas. Tenant shall make repairs and replacements to the Premises, common area, or Property needed because of any negligent or intentional act or omission of Tenant or Tenant’s agents, employees or invitees, except to the extent that the repairs or replacements are covered by Landlord’s Insurance. Except for the repairs and replacements that Tenant must make under the preceding sentence and in Section 9.1 regarding Tenant’s repairs. Landlord shall pay for, subject to reimbursement as an Expense if and to the extent provided in Section 4.3, and make all other repairs and replacements to the Common Area and Building, and shall maintain the Building in good condition as a Class A office building, including, but not limited to, structural parts of the Building, foundations, bearing and exterior walls (including glass), subflooring and roof (including roof membrane and skylights), electrical, plumbing and sewage systems, Cable installed as part of Landlord’s Work, gutters and down spouts, the heating, ventilating and air conditioning system, interior walls, floors, ceilings, interior and exterior doors and windows and their appurtenant sills and frames, together with all fixtures, lighting, appliances, elevators, equipment and plumbing and utility lines, and the sidewalks, grounds, landscaping, parking and loading areas. In no event shall Tenant be entitled to undertake any such maintenance or repairs, whether at the expense of Tenant or Landlord, and Tenant hereby waives the benefits of any law now or hereafter in effect which would otherwise provide Tenant with such right. The Lease and Tenant’s obligation hereunder shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease due to fire, earthquake, inclement weather or other acts of God, acts of the public enemy, riot, insurrection, governmental regulation of the sales of materials or supplies or the transportation thereof, strikes or boycotts, shortages of materials or labor, or any other cause beyond the control of Landlord.

9.3	Alterations. Tenant shall not make alterations, additions or improvements to the Premises or other portions of the Property after the Commencement Date which are not part of the initial Tenant’s Work provided for herein (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. If Landlord does not respond to Tenant’s request for consent within ten (10) business days, Landlord shall be deemed to have granted its consent. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and Installing carpeting; (2) is not visible from the exterior of the Premises or Property; (3) will not affect the systems or structure of the Property; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises (other than installation of telephone, computer, data transmission, internet and other telecommunications cables and wires). However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9.3. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord: names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Property systems); necessary permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord. Material changes to the plans and specifications must also be submitted to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Premises. Landlord may designate reasonable rules, regulations and procedures for the performance of work, in the Premises and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within thirty (30) days after receipt of an invoice for reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations, provided that no such reimbursement shall be due with respect to Tenant’s initial Alterations in the Premises. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

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10.	Use of Electrical Services by Tenant.

10.1	Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided herein as to excess usage). Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges, Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. In the event that any other tenant of the Building utilizes such tenants premises, or any material portion thereof, for permitted uses which cause such tenant to use electrical service in excess of that associated with general office purposes, Landlord shall provide a separate meter to such tenant and separately charge such tenant for its electrical service, so that Tenant is not required to pay for any such excess use of electrical service by another tenant as part of the Expenses.

10.2	Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, which Landlord reasonably deems to be standard for normal office use in Class A office buildings. If Tenant requests permission to consume excess electrical service, Landlord may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right, at Landlord’s cost, to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

11. Entry by Landlord. Landlord, Landlord’s agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Property, including other tenants’ premises. Except in emergencies or to provide janitorial and other Property services alter Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees. Landlord shall have the right to temporarily close all or a portion of the Premises and/or the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises or the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Any entry by Landlord and its agents and employees (including, but not limited to the janitorial company servicing the Premises), shall be conducted in compliance with reasonable confidentiality and security measures which may be required by Tenant (including, but not limited to, an escort by one of Tenant’s employees and execution of confidentiality or nondisclosure agreements) in order to protect the confidentiality and security of Tenant’s business and employees, and Landlord acknowledges and accepts that Tenant considers the entire Premises as highly confidential and Landlord would have access to the Premises only if escorted by one of Tenant’s employees.

12.	Assignment and Subletting.

12.1	Except in connection with a Permitted Transfer (defined in Section 12.4 below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) in the event of a proposed assignment, the proposed transferee’s financial condition does not meet Landlord’s reasonable criteria used to select Building tenants having similar leasehold obligations; (2) the use of the Premises by the proposed transferee is not substantially the same as Tenant’s use of the Premises (3) the proposed transferee is a governmental agency, or occupant of the Property with whom Landlord is then negotiating for other space in the Building; or (4) Tenant is in default after the expiration of the notice and cure periods in this lease. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

12.2	As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee (in the event of a proposed assignment), a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within fifteen (15) business days of its receipt of the required information and documentation, either consent to the Transfer by the

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execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing. Tenant shall pay Landlord a review fee not exceeding $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer for its actual reasonable costs and expenses (including reasonable attorney’s fees).

12.3	Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within thirty (30) days after Tenant’s receipt of such excess consideration. If Tenant is in Monetary Default (defined in Section 19.1 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

12.4	Notwithstanding anything to the contrary contained in this Lease. Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”); (1) Tenant is not in default under this Lease beyond applicable notice and cure periods; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) no material change of use of the Premises occurs; (4) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization; and (5) all individuals then existing as guarantors execute a reaffirmation of the guarantee provided for by this Lease, if any, which is reasonably satisfactory in substance and form to Landlord. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord in the event of an assignment, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

13.	Intentionally Omitted.

14.	Indemnity and Waiver of Claims.

14.1	Tenant shall not permit mechanic’s or other liens to be placed upon the Property, the Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within ten (10) days of notice from Landlord of the filing of the lien, fully discharge the lien by setting the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law, unless the lien arises out of Landlord’s failure to perform Landlord’s Work in accordance with Exhibit C (In which event Landlord shall be responsible for discharging the lien). If Tenant fails to discharge the lien when Tenant is required to do so, then, in addition to any other right or remedy of Landlord. Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorney’s fees (if and to the extent permitted by Law) within thirty (30) days after receipt of an invoice from Landlord.

14.2	Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (as defined elsewhere in this Lease) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses. Including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s contractors or licensees.

14.3	Except to the extent such damage or loss results from the negligence or willful misconduct of Landlord or any Landlord Related Parties. Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, then or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from; (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any pipe or drain; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Property; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses consistent with Tenant’s normal practices and procedures for insuring against such losses.

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15.	Insurance.

15.1	By Tenant. Tenant shall carry and maintain the following insurance (“Tenant’s insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance, written on an occurrence basis (ISO CG 00 01 01 98 or equivalent), applicable to the Premises and its appurtenances providing a minimum combined single limit of $2,000,000.00; (2) All Risk Property Insurance (ISO CP 00 10 or equivalent) on a Special Cause of Loss form (ISO CP 10 30 06 95 or equivalent), including flood and earthquake (if available at reasonable cost), and business interruption insurance, all written at 100% replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”), with any co-insurance penalties removed, and with Ordinance or Law Coverage at a limit accurately reflecting the condition of the building (CP 04 05); and (3) Worker’s Compensation as mandated by state law (which may not be self-insured) and Employer’s Liability (CG 00 01 07 98 or equivalent) In the minimum amount of $1,000,000.00. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor) as additional insureds, and shall be primary and non-contributory (CG 00 01 07 98 or equivalent). All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any cancellation, termination or lapse of Insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least fifteen (15) days prior to the expiration of the Insurance coverage.

So long as (i) there has been no assignment or subletting of all or any part of the Lease or Premises and (ii) Conoco Philips Company maintains a net worth equal to or greater than the its net worth as reflected in its annual report for calendar year 2002. Tenant may elect by written notice to Landlord to Insure its Insurance obligations under this Lease (other than worker’s Compensation) through a self-insurance retention program maintained by Conoco Philips Company with the same obligations as would have been assumed by a commercial insurance company issuing the policies described above.

15.2	By Landlord.

15.2.1	Building and Improvements. Landlord shall obtain and keep in force during the term of this Lease a policy or policies in the name of Landlord, with loss payable to Landlord and to any Lender(s), Insuring against loss or damage to the Property with such commercially reasonable deductible amount as is selected by Landlord. Such Insurance shall be for full replacement cost, as the same shall exist from time to time, or the amount required by any Lender(s), but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the improvements involved, such latter amount is less than full replacement cost. If the coverage is available and commercially reasonable, Landlord’s policy or policies may insure against all risks of direct physical loss or damage (including flood and/or earthquake), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Premises required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws as the result of a covered loss. Such policies may also contain an agreed valuation provision in lieu of any co-insurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor selected by the insurer.

15.2.2	Rental Value. Landlord also may obtain and keep in force during the term of this Lease a policy or policies in the name of Landlord, with loss payable to Landlord and any lender(s) to Landlord, insuring the loss of the full rental and other charges (including Operating Expenses) payable by all tenants of the Premises to Landlord for one year, Said insurance may provide that in the event the Lease is terminated by reason of an insured loss. The period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year’s loss of rental revenues from the date of any such loss. Said Insurance shall contain an agreed valuation provision in lieu of any co-insurance clause, and the amount of coverage shall be adjusted annually to reflect the projected payments payable by Tenant for the next 12-month period.

15.2.3	Increases Caused by Tenant. Tenant shall pay for any increase in the premiums charged to Landlord for the Property or Common Areas if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

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15.2.4	Liability for Common Areas. Landlord shall carry and maintain with respect to the Common Areas Commercial General Liability Insurance, written on a claims made basis, applicable to the Premises and its appurtenances providing a minimum combined single limit of $2,000,000.00, which shall name Landlord as a named Insured and Tenant as an additional insured. Upon Tenant’s request, Landlord shall provide Tenant with a certificate of insurance evidencing such liability insurance.

16. Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive, and shall cause their respective insurance carriers to waive, any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Property, the Premises, any additions or improvements to the Property, or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by Insurance.

17.	Casualty Damage.

17.1	If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Property or the Premises shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Property not covered by insurance shall be required (whether or not the Premises has been damaged) and Landlord is therefore terminating all leases in the Building; (2) Landlord is not permitted by law to rebuild the Property or the Premises in substantially the same form as existed before the fire or casualty (in which event Tenant may also terminate this Lease): (3) the Premises have been materially damaged and there is less than two(2) years of the Term remaining on the date of the casualty: (4) any Mortgages requires that such insurance proceeds be applied to the payment of the mortgage debt: or (5) a material uninsured loss to the Property or the Premises occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within ninety (90) days after the date of the casualty. If landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Premises and the Leasehold improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights from damage to or destruction of the Premises shall be those specifically provided in this Lease.

17.2	If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within one hundred eighty (180) days from the date the repair and restoration is started, then regardless of anything in Section 17.1 above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within ten (10) days after receipt of the Completion Estimate.

18. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Property or the Premises which would leave the remainder of the Property or the Premises unsuitable for use as an office building in a manner comparable to the Property’s or the Premises use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within forty-five (45) days after the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Property or the Premises occurs. If this Lease is not terminated, the Rentable Area of the Property, the Rentable Area of the Premises, Tenants Pro Rate Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

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19. Events of Default. Tenant shall be considered to be in default of this Lease upon the occurrence on any of the following events of default:

19.1.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for three (3) business days after written notice to Tenant (“Monetary Default”).

19.2	Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as; (1) Tenant commences to cure the failure within thirty (30) days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant.

19.3	Tenant becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

19.4	Tenant’s leasehold estate is taken by process or operation of Law.

20.	Remedies.

20.1	Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

20.1.1	Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord, if Tenant fails to surrender the Premises. Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowance granted to a new tenant.

20.1.2	Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to, except to the extent required by law) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

20.1.3	In the event that Landlord shall elect to terminate this Lease under Section 20.1.1, then upon such termination Tenant shall (if it has not already done so) quit and surrender the Premises to Landlord and Landlord may recover from Tenant:

(i) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

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(iv) Any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at 12% per annum. As used in (iii) above, the worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

20.2	Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to 12% per annum. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

21. Landlord’s Default; Limitation of Liability. Landlord’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of the failure (or if more than thirty (30) days is required to cure the breach, Landlord’s failure to begin curing within the thirty (30) day period and diligently prosecute the cure to completion) shall constitute a default by Landlord. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to damages and/or an injunction: and in no case may the Tenant withhold any Rent or claim a set-off or deduction from Rent. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY AND ANY PROCEEDS THEREOF. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY AND ANY PROCEEDS THEREOF FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 25 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 25 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. IN ADDITION, TENANT ACKNOWLEDGES THAT ANY ENTITY MANAGING THE PREMISES ON BEHALF OF LANDLORD, OR WHICH EXECUTES THIS LEASE AS AGENT FOR LANDLORD, IS ACTING SOLELY IN ITS CAPACITY AS AGENT FOR LANDLORD AND SHALL NOT BE LIABLE FOR ANY OBLIGATIONS, LIABILITIES, LOSSES OR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, ALL OF WHICH ARE EXPRESSLY WAIVED BY TENANT, UNLESS DUE TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH ENTITY OR AGENT.

22. No Waiver. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23. Quiet Enjoyment. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Premises, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

24. Holding Over. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred seventy five percent (175%) of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements. Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

25.	Subordination to Mortgages; Estoppel Certificate; Mortgagee Protection.

25.1	Subject to the terms of this Section. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust or other lien(s) now or subsequently arising upon the

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Premises or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clauses shall be self-operative, but upon request from a Mortgagee, Tenant shall execute and deliver a subordination agreement in favor of the Mortgagee within ten (10) business days of the request, provided that the Mortgagee shall agree, in a non-disturbance agreement, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time subject to such provisions relating to the disposition or application of Insurance or condemnation proceeds as may be contained in such Mortgagee’s loan documents. Tenant agrees to execute any reasonable documents required to effectuate such subordination. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within ten (10) business days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and affect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default for stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

25.2	Tenant agrees to give any mortgagee or deed of trust holder, by certified mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagee or deed of trust holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee or deed of trust holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure), in which event this Lease shall not be terminated if such remedies are being so diligently pursed.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

27. Notice. If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address (es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Excepted Rights. This Lease does not grant any rights to light or air over or about the Property or the Premises. Landlord excepts and reserves exclusively to itself the use of : (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms. Property risers or similar areas that are used by Landlord for the provision of Property services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Property. Landlord shall also have the right to make such other changes to the Property (but not the Interior of the Premises) as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use or access the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Property if Landlord reasonably determines that there is an imminent danger of significant damage to the Property or of personal injury to Landlord’s employees or the occupants of the Property. The circumstances under which Landlord may temporarily close the Property shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Property under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent. Landlord shall have the right at any time, without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor, to change the arrangement or location of such of the following as are not contained within the Premises or any part thereof (provided such change does not adversely affect Tenant’s use of or access to the Premises): entrances, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Property.

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29. Surrender of Premises. At the expiration or earlier termination of this Lease of Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean and otherwise in the condition required by this Lease. Tenant shall also be required to remove the Required Removables in accordance with Article B. If Tenant fails to remove any of Tenant’s Property within two (2) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within thirty (30) days after written notice. Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

30.	Parking.

30.1	Tenant agrees to further rent from Landlord and Landlord agrees to rent to Tenant the use, on a non-exclusive basis, of fourteen (14) parking stalls in the Building. As of the Commencement Date, the fee shall be Seventy-Five Dollars ($75) per parking stall per month for the first two (2) years of the Lease Term and Ninety-Five Dollars ($95) per parking stall per month for years 3, 4 and 5 of the Lease Term. Such fees shall be paid in the same manner and at the same time as Tenant’s monthly payments of Base Rent to Landlord, and are included in the Base Rent set forth in Section 1.3 above. Tenant’s use of the parking shall be subject to such reasonable rules and regulations as Landlord may determine are appropriate.

Landlord also shall obtain for Tenant’s use three (3) Additional parking stalls located either in the Building or in surface parking lots in the vicinity of the Building. Tenant shall pay Landlord for such additional three (3) stalls at the rate of One Hundred Twenty-Five Dollars ($125) per month (increasing annually at the and or each calendar year by three percent (3%) on a cumulative basis). The charges for these three (3) additional parking stalls shall be added to Tenant’s monthly payments of Base Rent. The monthly Base Rent amounts set forth in Section 1.3 above include the cost of three (3) stalls at $125 per month (escalated as set forth above).

30.2	Tenant shall cooperate and comply with any legal requirements for the dissemination of information to commuters and visitors to the Property to encourage the use of available transportation alternatives and shall offer incentives to their employees to use such alternatives and otherwise comply with any governmentally sponsored traffic management or reduction plan. Landlord shall, at its cost install a bicycle parking cage in the parking area.

31.	Miscellaneous.

31.1	This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of Washington and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

31.2	Tenant shall not record this Lease or a memorandum of the same without Landlord’s prior written consent.

31.3	Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

31.4	Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment Rent of other sums payable by either party.

31.5	Landlord shall have the right to transfer and assign, in whole, all of its rights and obligations under this Lease and in the Premises or the Property referred to herein, and upon such transfer and transfer of the Deposit, and provided the assignee assumes in writing all of Landlord’s obligations hereunder, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

31.6	Broker.

31.6.1	Tenant represents and warrants to Landlord that it has not engaged nor dealt with any broker, finder or other person who would be entitled to any commission or

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fees for the negotiation, execution, or delivery of this Lease except for Teutsch partners (“Landlord’s Broker”) and Marlanna Christlan-Griffith (Tenant’s Broker”). Landlord agrees to pay and be responsible for any commissions owing to Landlord’s Broker. Landlord agrees to pay in full satisfaction of any commission to Tenant’s Broker due from Landlord arising out of this transaction and lease a commission equal to (i) Five Dollars ($5.00) per Rantable Square Foot of the Premises, as calculated at the commencement of this Lease (subject to adjustment if the Rentable Area of the Premises is re-calculated by the Commencement Date pursuant to Section 1.2), which commission shall be payable one-half (1/2) on mutual execution of this Lease and one-half (1/2) on commencement of Tenant’s obligation to pay Base Rent. In the event of any renewal or extension of this Lease, Landlord shall have no obligation to pay any commission to Tenant’s Broker. Tenant shall indemnify, defend and hold Landlord harmless against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker (other than Tenant’s Broker and Landlord’s Broker) on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant in violation of Tenant’s warrenty in this Section.

31.6.2	Agency Disclosure. At the signing of this Lease, Landlord was represented by Landlord’s Broker. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction, as required by RCW 18.86.030 (1)(g). Landlord and Tenant, by their execution of this Lease, each acknowledge and agree that they have timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f). Tenant acknowledges that Landlord has disclosed that certain principals of Landlord are licensed real estate agents.

31.7	Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

31.8	Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their successors and permitted assigns.

31.9	The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.1,4.2,8,14,20 and 25 shall survive the expiration or early termination of this Lease.

31.10	All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

31.11	Tenant, within Fifteen (15) days after request (but not more than once per year), shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Property. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

31.12	The name of the Property may be changed by Landlord.

31.13	Tenant shall not be deemed to be a third party beneficiary of any other lease, of the Property; Landlord retains the sole right to determine, in its reasonable discretion, whether to enforce and the method of enforcement of compliance by other tenants and their employees with the terms of their respective leases including any restrictions on use and parking; the existence of any violation of any lease provision by any other tenant shall not be deemed to be a violation of this Lease by Landlord.

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31.14	Submission of this Lease for examination, even though executed by Tenant, shall not bind Landlord in any manner, and no Lease or other obligation on the part of the Landlord shall arise, until this Lease is executed and delivered by Landlord to Tenant.

32. Entire Agreement. This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of Intent and other documents: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Legal Description of Property), Exhibit B (Rules and Regulations), Exhibit C (Landlord’s Work);

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

1144 Eastlake LLC, a Washington limited liability company

By:	J&J Eastlake LLC, a Washington limited liability company, its manager

	By:	/s/ John Teutsch
	Name:	John Teutsch
	Its:	Managing Member

TENANT:

Conoco Phillips Company, a Delaware corporation

By:	/s/ Donald C. Kaplan
Name:	DONALD C. KAPLAN
Title:	Regional Manager

LANDLORD ACKNOWLEDGEMENT

STATE OF WASHINGTON	)

COUNTY OF KING	) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that John S. Tautsch, personally known to me to be the authorized agent of J&J Eastlake LLC, a Washington limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses of purposes therein set forth.

GIVEN under my hand and official seal this 14th day of September, 2003.

[Notary Seal]	/s/ Christina M. Ware
Notary Public
Christina M. Ware
Printed Name
	Residing at:	Renton
	My commission Expires:	7/10/07

TENANT ACKNOWLEDGEMENT

STATE OF WASHINGTON	)

COUNTY OF KING	) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that DONALD C. KAPLAN, personally known to me to be the authorized agent of Conoco Phillips Company, a Delaware corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument appeared before me this day in person and acknowledged that as the authorized agent of said entity being authorized so to do, he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself as such managing member, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses of purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[Notary Seal]	/s/ Karen Bernard
Notary Public
KAREN BERNARD
Printed Name
	Residing at:	Kent, WA
	My Commission Expires:	11-01-05

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